Exhibit 99.1
TIME WARNER CABLE REPORTS
THIRD QUARTER 2007 RESULTS
Record Quarterly Net Gain of 275,000 Digital Phone Subscribers Fueled Largest Ever Quarterly Net Increase of 220,000 Triple Play Subscribers
Revenue Generating Units Reached 522,000 Net Additions in the Quarter
Operating Income Before Depreciation and Amortization (“OIBDA”) Climbed 28% and Operating Income Grew 24% Over Prior Year Quarter; OIBDA Rose 12% and Operating Income Grew 14% Over Pro Forma Prior Year Quarter
NEW YORK, NY, November 7, 2007 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2007.
Time Warner Cable President and Chief Executive Officer Glenn Britt said: “In our third quarter, we delivered strong operational and financial performance, with unprecedented adoption of our triple play bundle. We enjoyed record additions of Digital Phone subscribers and continued robust growth in high-speed data customers. The nearly 2 million revenue generating units (“RGUs”) we’ve already added this year are a testament to our ability to broaden and deepen our relationships with customers. We expect to continue this trend by delivering more products and services that enhance the customer experience, such as Digital Phone International OnePriceTM, expanded HD programming and Road Runner TurboTM. We’re planning for a strong finish this year, and we remain firmly on track to generate attractive free cash flow and achieve our ambitious operational goals for the year.”
Mr. Britt continued: “Looking ahead, we believe in our ability to deliver the products and services that our customers want. This confidence extends to our Acquired Systems, where we’ve been launching Digital Phone and the triple play to strong initial demand. As a result, we expect to add even more high-revenue, low-churn customers. And, while we continue to strengthen relationships with our residential customers, we are now building a base for longer-term growth by systematically rolling out commercial services.”
BASIS OF PRESENTATION
On July 31, 2006, a subsidiary of Time Warner Cable, Time Warner NY Cable LLC (“TW NY”), acquired certain cable systems from Adelphia Communications Corporation, Comcast Corporation’s (“Comcast”) interests in Time Warner Cable and Time Warner Entertainment Company, L.P. were redeemed, and TW NY and Comcast also exchanged certain cable systems. Collectively, these acquisitions and dispositions are referred to as the “Transactions.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an unconsolidated joint venture between Time Warner Cable and Comcast, distributed its assets to its partners. Time Warner Cable received the systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers at December 31, 2006, and began consolidating the financial results of the Kansas City Pool on January 1, 2007.

For the presentation of subscriber information, the systems that the Company acquired in the Transactions, which served approximately 3.7 million basic video subscribers at September 30, 2007, are referred to as the “Acquired Systems.” Those systems that the Company owned both before and after the Transactions as well as the Kansas City Pool, which together served approximately 9.6 million basic video subscribers at September 30, 2007, are referred to as the “Legacy Systems.”
For the presentation of financial information, however, “Legacy Systems” refers only to those systems that the Company owned both before and after the Transactions and does not include the Kansas City Pool (the financial results of which the Company has shown separately). The “Acquired Systems” has the same definition as above.
The pro forma financial information for 2006 presents the results as if the Transactions had occurred, and the Kansas City Pool had been consolidated, on January 1, 2006.
As previously noted, on July 31, 2006, the Company completed the Transactions and began consolidating the results of the Acquired Systems. Additionally, on January 1, 2007, the Company began consolidating the results of the Kansas City Pool. Accordingly, the operating results for the three and nine months ended September 30, 2007, include the results for the Legacy Systems, the Acquired Systems and the Kansas City Pool for the full three- and nine-month periods, and the operating results for the three and nine months ended September 30, 2006, include the results of the Legacy Systems for the full three- and nine-month periods and the Acquired Systems for only the two months following the closing of the Transactions and do not include the results of the Kansas City Pool. The impact of the incremental one month and seven months of revenues and expenses of the Acquired Systems on the results for the three and nine months ended September 30, 2007, respectively, is referred to as the “impact of the Acquired Systems” in the discussion that follows.
THIRD QUARTER RESULTS
Revenues for the third quarter rose 25% ($792 million) over the third quarter of 2006 to $4.0 billion, due primarily to the impact of the Acquired Systems, the consolidation of the Kansas City Pool ($215 million) and 9% growth in the Legacy Systems.
Subscription revenues increased 25% ($749 million) to $3.8 billion. Video revenues grew 21% ($440 million) to $2.5 billion, reflecting the impact of the Acquired Systems and the consolidation of the Kansas City Pool ($136 million), as well as the continued penetration of digital video services and video price increases. High-speed data revenues rose 26% ($197 million) to $942 million, driven mainly by the impact of the Acquired Systems and the consolidation of the Kansas City Pool ($51 million), as well as continued year-over-year subscriber growth. Voice revenues climbed 57% ($112 million) to $308 million, primarily as a result of strong Digital Phone subscriber growth and the consolidation of the Kansas City Pool.
Advertising revenues increased 24% ($43 million) to $221 million, due mainly to the impact of the Acquired Systems and, to a lesser extent, growth in the Legacy Systems ($12 million).
Operating Income before Depreciation and Amortization grew 28% ($309 million) compared to the third quarter of 2006 to $1.4 billion, benefiting from revenue growth, offset partially by increases in operating expenses related primarily to video programming and employee expenses. Video programming expenses increased 24% ($173 million) to $881 million. The increase in video programming expenses was due mainly to the impact of the Acquired Systems and the consolidation of the Kansas City Pool ($51 million), as well as increases in contractual rates and the expansion of service offerings. Operating Income before Depreciation and Amortization also included merger-related and restructuring charges of $4 million for the third quarter of 2007, compared to $22 million for the third quarter of 2006.
Operating Income increased 24% ($131 million) over the third quarter of 2006 to $681 million, due primarily to the increase in Operating Income before Depreciation and Amortization, offset in part by higher depreciation expense ($170 million). The increase in depreciation expense was due primarily to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and demand-driven increases in recent years of purchases of customer premise equipment.
Income and Per Share Results
For the third quarter of 2007, income before discontinued operations and cumulative effect of accounting change and net income were both $248 million, or $0.25 per basic and diluted common share. This compares to income before discontinued operations and cumulative effect of accounting change for the third quarter of 2006 of $226 million, or $0.23 per basic and diluted common share, and net income for the third quarter of 2006 of nearly $1.2 billion, or $1.20 per basic and diluted common share.
Income before discontinued operations and cumulative effect of accounting change increased for the third quarter of 2007 as compared to the third quarter of 2006 due primarily to an increase in Operating Income, offset in part by higher interest expense and lower income from equity investments, net. Net income decreased for the third quarter of 2007 due to the absence of income from discontinued operations, which included a net after-tax gain of $949 million during the third quarter of 2006 related to the Transactions, offset in part by an increase in income before discontinued operations and cumulative effect of accounting change.
Cash Provided by Operating Activities for the first nine months of 2007 totaled $3.3 billion.
Capital Spending for the first nine months of 2007 totaled $2.4 billion, an increase of $695 million compared to capital spending from continuing operations for the first nine months of 2006. The growth in capital spending was driven by the Acquired Systems, as well as the continued roll-out of advanced digital services in the Legacy Systems. Capital spending for the third quarter of 2007 totaled $864 million.
Free Cash Flow for the first nine months of 2007 totaled $778 million. Net debt and mandatorily redeemable preferred membership units as of September 30, 2007, totaled $14.0 billion.
Table 1
Third Quarter Results
(Unaudited)

	Three Months Ended September 30, 2007				Three Months Ended September 30, 2006
	Legacy	Acquired	Kansas	Total	Legacy	Acquired	Kansas	Total
	Systems	Systems	City Pool	Systems	Systems	Systems(a)	City Pool	Systems
		(in millions)				(in millions)
Subscription revenues:
Video	$1,705	$689	$136	$2,530	$1,623	$467	$—	$2,090
High-speed data	679	212	51	942	616	129	—	745
Voice(b)	260	26	22	308	184	12	—	196

Total Subscription revenues	2,644	927	209	3,780	2,423	608	—	3,031
Advertising revenues	144	71	6	221	132	46	—	178

Total revenues	$2,788	$998	$215	$4,001	$2,555	$654	$—	$3,209

OIBDA				$1,428				$1,119

Operating Income				$681				$550

(a)	Reflects revenues for the Acquired Systems for the two months ended September 30, 2006.

(b)	Voice revenues for the Acquired Systems include revenues of $8 million for the three months ended September 30, 2007 and $12 million for the two months ended September 30, 2006 associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service.

Table 2
Year to Date Results
(Unaudited)

	Nine Months Ended September 30, 2007				Nine Months Ended September 30, 2006
	Legacy	Acquired	Kansas	Total	Legacy	Acquired	Kansas	Total
	Systems	Systems	City Pool	Systems	Systems	Systems(a)	City Pool	Systems
		(in millions)				(in millions)
Subscription revenues:
Video	$5,108	$2,096	$409	$7,613	$4,822	$467	$—	$5,289
High-speed data	1,993	616	151	2,760	1,785	129	—	1,914
Voice(b)	735	60	62	857	481	12	—	493

Total Subscription revenues	7,836	2,772	622	11,230	7,088	608	—	7,696
Advertising revenues	401	211	24	636	374	46	—	420

Total revenues	$8,237	$2,983	$646	$11,866	$7,462	$654	$—	$8,116

OIBDA				$4,179				$2,920

Operating Income				$1,971				$1,546

(a)	Reflects revenues for the Acquired Systems for the two months ended September 30, 2006.

(b)	Voice revenues for the Acquired Systems include revenues of $33 million for the nine months ended September 30, 2007 and $12 million for the two months ended September 30, 2006 associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service.
THIRD QUARTER PRO FORMA RESULTS
Compared to pro forma results for the third quarter of 2006, revenues for the third quarter of 2007 increased 7% ($279 million) to $4.0 billion, and Subscription revenues rose 8% ($266 million) to $3.8 billion.
Compared to pro forma results for the third quarter of 2006, Operating Income before Depreciation and Amortization for the third quarter of 2007 climbed 12% ($155 million) to $1.4 billion and Operating Income grew 14% ($82 million) to $681 million.
Table 3
Comparison to Pro Forma 2006 Results
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006(a)	2007	2006(a)
		(pro forma)		(pro forma)
	(in millions)		(in millions)
Subscription revenues:
Video	$2,530	$2,466	$7,613	$7,347
High-speed data	942	831	2,760	2,405
Voice	308	217	857	578

Total Subscription revenues	3,780	3,514	11,230	10,330
Advertising revenues(b)	221	208	636	592

Total revenues	$4,001	$3,722	$11,866	$10,922

OIBDA	$1,428	$1,273	$4,179	$3,771

Operating Income	$681	$599	$1,971	$1,796

(a)	For the three and nine months ended September 30, 2006, the pro forma information presents the Company’s results as if the Transactions had occurred and the Kansas City Pool had been consolidated on January 1, 2006.

(b)	For the three and nine months ended September 30, 2007, the results reflect approximately $6 million and $30 million, respectively, of incremental Advertising revenues, as compared to the comparable periods in 2006, from the consolidation of Adlink Cable Advertising, LLC (“Adlink”). Adlink interconnects the Los Angeles area cable television systems to sell regional and national advertising. As a result of its increased ownership interest in Adlink arising from the Transactions, the Company began consolidating the operating results as of July 31, 2006. The pro forma results for the three and nine months ended September 30, 2006, do not reflect the results of Adlink prior to July 31, 2006.

SUBSCRIBER UPDATE
For definitions of certain terms, please refer to Table 4 below, which presents selected subscriber data.
Revenue Generating Units. During the third quarter of 2007, RGU net additions totaled 522,000. Total RGUs were 31.5 million at September 30, 2007.
Bundled Subscribers. At September 30, 2007, nearly 6.9 million customers (47% of the 14.6 million total customer relationships) subscribed to two or more of the Company’s primary services (video, high-speed data and voice), representing a net addition of 213,000 during the third quarter. Bundled subscribers in the Legacy Systems totaled 5.3 million (51% of customer relationships in the Legacy Systems), representing a net addition of 165,000 during the third quarter. Bundled subscribers in the Acquired Systems totaled 1.5 million (37% of customer relationships in the Acquired Systems), representing a net addition of 48,000 during the third quarter.
Triple play subscribers totaled 2.1 million at the end of 2007’s third quarter (15% of total customer relationships), due to 220,000 net additions, a quarterly record. The Legacy Systems posted 138,000 triple play net additions to end the quarter at 2.0 million (19% of customer relationships in the Legacy Systems), and the Acquired Systems posted 82,000 triple play net additions to end the quarter at 164,000 (4% of customer relationships in the Acquired Systems).
Basic Video. At September 30, 2007, Time Warner Cable served 13.3 million basic video subscribers, representing 50% of its homes passed. In the Legacy Systems, basic video penetration was 56% of homes passed. Basic video subscribers decreased a net 83,000 during the third quarter, with net reductions of 11,000 in the Legacy Systems and 72,000 in the Acquired Systems. Approximately 66,000 of the total net losses were in the Company’s Dallas and Los Angeles systems.
Digital Video. At the end of 2007’s third quarter, digital video subscribers totaled 7.9 million, representing a 59% penetration of basic video customers. Digital video net additions were 128,000 during the third quarter. The Legacy Systems grew by 106,000 net additions, and the Acquired Systems grew by 22,000 net additions during the third quarter.
Residential High-speed Data. At September 30, 2007, the Company had 7.4 million residential high-speed data subscribers, representing a 28% penetration of service-ready homes passed. Residential high-speed data net additions were 224,000 during the third quarter. The Legacy Systems contributed net additions of 164,000, and the Acquired Systems contributed net additions of 60,000 during the third quarter.
Digital Phone. At the end of 2007’s third quarter, Digital Phone subscribers totaled 2.6 million, representing an 11% penetration of service-ready homes passed. Digital Phone net additions were 275,000 during the third quarter, marking the largest quarterly gain ever. The Legacy Systems grew by 156,000 net additions, and the Acquired Systems grew by 119,000 net additions during the third quarter.
Table 4
Selected Operating Data

	Legacy Systems			Acquired Systems			Total Systems
		Net			Net		Net
		Additions			Additions		Additions
	6/30/07	(Declines)(a)	9/30/07	6/30/07	(Declines)(a)	9/30/07	(Declines)(a)	9/30/07
	(in thousands)			(in thousands)			(in thousands)
Subscriber Data:
Homes passed(b)	16,958	85	17,043	9,377	62	9,439	147	26,482
Basic video subscribers(c)	9,578	(11)	9,567	3,813	(72)	3,741	(83)	13,308
Digital video subscribers(d)	5,615	106	5,721	2,117	22	2,139	128	7,860
Residential high-speed data subscribers(e)	5,450	164	5,614	1,738	60	1,798	224	7,412
Commercial high-speed data subscribers(e)	227	6	233	36	3	39	9	272
Digital Phone subscribers(f)	2,245	156	2,401	90	119	209	275	2,610
Circuit-switched telephone service subscribers(g)	—	—	—	74	(31)	43	(31)	43
Revenue generating units(h)	23,115	421	23,536	7,868	101	7,969	522	31,505
Customer relationships(i)	10,489	13	10,502	4,188	(53)	4,135	(40)	14,637

	6/30/07			9/30/07
	Legacy	Acquired	Total	Legacy	Acquired	Total
	Systems	Systems	Systems	Systems	Systems	Systems
Penetration Data:
Basic video(j)	56.5%	40.7%	50.8%	56.1%	39.6%	50.3%
Digital video(k)	58.6%	55.5%	57.7%	59.8%	57.2%	59.1%
Residential high-speed data(l)	32.4%	18.9%	27.6%	33.2%	19.5%	28.3%
Digital Phone(m)	14.0%	2.3%	11.8%	14.8%	2.8%	11.0%

(a)	Net additions (declines) reflect subscriber activity for the three months ended September 30, 2007.

(b)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines.

(c)	Basic video subscriber numbers reflect billable subscribers who receive basic video service.

(d)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.

(e)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by the Company.

(f)	Digital Phone subscriber numbers include billable subscribers of IP-based telephony service.

(g)	Circuit-switched telephone subscriber numbers include billable subscribers acquired from Comcast who receive traditional, circuit-switched telephone service.

(h)	Revenue generating units represent the total of all basic video, digital video, high-speed data, Digital Phone and circuit-switched telephone service customers.

(i)	Customer relationships represent the number of subscribers that receive at least one level of service, including circuit-switched telephone service, encompassing video, high-speed data and voice services, without regard to the number of service(s) purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(j)	Basic video penetration represents basic video subscribers as a percentage of homes passed.

(k)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.

(l)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of estimated high-speed data service-ready homes passed.

(m)	Digital Phone penetration represents Digital Phone subscribers as a percentage of estimated Digital Phone service-ready homes passed.
Use of Operating Income before Depreciation and Amortization and Free Cash Flow
Operating Income before Depreciation and Amortization (“OIBDA”) is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of the Company’s business because OIBDA eliminates the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA because it believes this measure provides valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA is a significant measure used in the Company’s annual incentive compensation programs. OIBDA also is a metric used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance and is an important measure in the Time Warner reportable segment disclosures. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of this measure is that it does not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of OIBDA related to the minority ownership, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. It is also a significant component of the Company’s annual incentive compensation programs. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.

Both OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.
About Time Warner Cable
Time Warner Cable owns and manages cable systems passing approximately 26 million homes in 33 states. The Company has 14.6 million customers for its various services, including video, high-speed data and voice, which includes approximately 13.3 million basic video subscribers and nearly 6.9 million customers who purchase more than one service. Time Warner Cable includes some of the most technologically advanced and best-clustered cable systems in the country, with nearly 85 percent of the Company’s customers located in five geographic regions: New York, Texas, Ohio, the Carolinas and southern California. It is the largest cable provider in the nation’s two largest cities, Los Angeles and New York. Leveraging its leadership in innovation and quality customer care, Time Warner Cable delivers advanced services such as video-on-demand, high-definition television, digital video recorders, high-speed data and Digital Phone.
Information on 2007 Business Outlook Release and Conference Call
Time Warner Cable issued a separate release today regarding its 2007 full-year business outlook.
The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, November 7, 2007. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Mark Harrad (212) 364-8203	Tom Robey (212) 364-8218
Alex Dudley (212) 364-8229
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2007	2006
	(in millions)
ASSETS
Current assets
Cash and equivalents	$511	$51
Receivables, less allowances of $88 million in 2007 and $73 million in 2006	758	632
Receivables from affiliated parties	1	98
Other current assets	120	77
Current assets of discontinued operations	—	52

Total current assets	1,390	910
Investments	733	2,072
Property, plant and equipment, net	12,455	11,601
Intangible assets subject to amortization, net	772	876
Intangible assets not subject to amortization	38,957	38,051
Goodwill	2,126	2,059
Other assets	160	174

Total assets	$56,593	$55,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$301	$516
Deferred revenue and subscriber-related liabilities	185	156
Payables to affiliated parties	166	165
Accrued programming expense	500	524
Other current liabilities	1,244	1,113
Current liabilities of discontinued operations	9	16

Total current liabilities	2,405	2,490
Long-term debt	14,178	14,428
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income tax obligations, net	13,127	12,902
Long-term payables to affiliated parties	62	137
Other liabilities	423	296
Noncurrent liabilities of discontinued operations	1	2
Minority interests	1,697	1,624
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of September 30, 2007 and December 31, 2006	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of September 30, 2007 and December 31, 2006	1	1
Paid-in-capital	19,381	19,314
Accumulated other comprehensive loss, net	(123)	(130)
Retained earnings	5,132	4,370

Total shareholders’ equity	24,400	23,564

Total liabilities and shareholders’ equity	$56,593	$55,743

See accompanying note.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions, except per share data)		(in millions, except per share data)
Revenues:
Subscription:
Video	$2,530	$2,090	$7,613	$5,289
High-speed data	942	745	2,760	1,914
Voice	308	196	857	493

Total Subscription	3,780	3,031	11,230	7,696
Advertising	221	178	636	420

Total revenues	4,001	3,209	11,866	8,116
Costs and expenses:
Costs of revenues(a)	1,890	1,495	5,645	3,697
Selling, general and administrative(a)	679	573	2,022	1,456
Depreciation	683	513	2,001	1,281
Amortization	64	56	207	93
Merger-related and restructuring costs	4	22	20	43

Total costs and expenses	3,320	2,659	9,895	6,570

Operating Income	681	550	1,971	1,546
Interest expense, net	(227)	(186)	(681)	(411)
Income (loss) from equity investments, net	(3)	37	4	79
Minority interest expense, net	(38)	(30)	(117)	(73)
Other income, net	1	—	144	1

Income before income taxes, discontinued operations and cumulative effect of accounting change	414	371	1,321	1,142
Income tax provision	(166)	(145)	(525)	(452)

Income before discontinued operations and cumulative effect of accounting change	248	226	796	690
Discontinued operations, net of tax	—	954	—	1,018
Cumulative effect of accounting change, net of tax	—	—	—	2

Net income	$248	$1,180	$796	$1,710

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.25	$0.23	$0.81	$0.69
Discontinued operations	—	0.97	—	1.03
Cumulative effect of accounting change	—	—	—	—

Basic net income per common share	$0.25	$1.20	$0.81	$1.72

Average basic common shares	976.9	984.6	976.9	994.9

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.25	$0.23	$0.81	$0.69
Discontinued operations	—	0.97	—	1.03
Cumulative effect of accounting change	—	—	—	—

Diluted net income per common share	$0.25	$1.20	$0.81	$1.72

Average diluted common shares	977.5	984.6	977.2	994.9

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying note.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
	(in millions)
OPERATING ACTIVITIES
Net income(a)	$796	$1,710
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(2)
Depreciation and amortization	2,208	1,374
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	(146)	—
(Income) loss from equity investments, net of cash distributions	13	(79)
Minority interest expense, net	117	73
Deferred income taxes	225	120
Equity-based compensation	49	27
Changes in operating assets and liabilities, net of acquisitions:
Receivables	5	(110)
Accounts payable and other liabilities	(65)	367
Other changes	8	10
Adjustments relating to discontinued operations(a)	43	(929)

Cash provided by operating activities	3,253	2,561

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(10)	(9,259)
Investment in Wireless Joint Venture	(30)	(182)
Capital expenditures from continuing operations	(2,415)	(1,720)
Capital expenditures from discontinued operations	—	(56)
Proceeds from disposal of property, plant and equipment	7	6

Cash used by investing activities	(2,448)	(11,211)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	(1,029)	315
Borrowings	7,683	9,900
Repayments	(6,921)	—
Issuance of mandatorily redeemable preferred membership units	—	300
Redemption of Comcast’s interest in TWC	—	(1,857)
Excess tax benefit from exercise of stock options	6	—
Principal payments on capital leases	(3)	—
Distributions to owners, net	(20)	(20)
Other	(61)	—

Cash provided (used) by financing activities	(345)	8,638

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	460	(12)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	51	12

CASH AND EQUIVALENTS AT END OF PERIOD	$511	$—

(a)	Includes income from discontinued operations of $1.018 billion for the nine months ended September 30, 2006 (none for the nine months ended September 30, 2007). Income from discontinued operations in 2006 includes tax benefits and gains of approximately $949 million. Net cash flows from discontinued operations were $43 million and $89 million for the nine months ended September 30, 2007 and 2006, respectively.
(b)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings. Borrowings (repayments), net, also includes $28 million and $13 million of debt issuance costs for the nine months ended September 30, 2007 and 2006, respectively.
Note: Certain reclassifications have been made to the prior year’s financial information to conform to the September 30, 2007 presentation.
See accompanying note.

TIME WARNER CABLE INC.
RECONCILIATION OF OPERATING INCOME TO OIBDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions)		(in millions)
Operating Income	$681	$550	$1,971	$1,546
Depreciation	683	513	2,001	1,281
Amortization	64	56	207	93

OIBDA	$1,428	$1,119	$4,179	$2,920

TIME WARNER CABLE INC.
RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO
FREE CASH FLOW
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions)		(in millions)
Cash provided by operating activities	$1,049	$1,020	$3,253	$2,561
Reconciling items:
Discontinued operations, net of tax	—	(954)	—	(1,018)
Adjustments relating to the operating cash flow of discontinued operations	3	984	(43)	929

Cash provided by continuing operating activities	1,052	1,050	3,210	2,472
Add: Excess tax benefit from exercise of stock options	1	—	6	—
Less:
Capital expenditures from continuing operations	(864)	(702)	(2,415)	(1,720)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(2)	(4)	(23)	(20)

Free Cash Flow	$187	$344	$778	$732

TIME WARNER CABLE INC.
RECONCILIATION OF NET DEBT
(Unaudited)

	September 30,	December 31,
	2007	2006
	(in millions)
Long-term debt	$14,178	$14,428
Debt due within one year	1	4

Total debt	14,179	14,432
Less: Cash and equivalents	(511)	(51)

Net debt(a)	13,668	14,381
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300

Net debt and mandatorily redeemable preferred membership units issued by a subsidiary	$13,968	$14,681

(a)	Net debt is defined as total debt less cash and equivalents.

TIME WARNER CABLE INC.
RECONCILIATION OF
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
     The unaudited pro forma condensed combined statement of operations for the three and nine months ended September 30, 2006, presents pro forma information for the Company as if the Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results will be after giving effect to the Transactions and the consolidation of the Kansas City Pool and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this information does not reflect financial and operating benefits the Company expects to realize as a result of the Transactions and the consolidation of the Kansas City Pool.

	Three Months Ended September 30, 2006
						Pro Forma
			Comcast	Less Items	Subtotal of	Adjustments—	Consolidation	Pro Forma
	Historical	Historical	Historical	Not	Net Acquired	The	of the Kansas	Adjustments—	Pro Forma
	TWC(a)	Adelphia	Systems	Acquired	Systems(b)	Transactions(b)	City Pool(c)	TKCCP	TWC
	(in millions)
Revenues:
Subscription:
Video	$2,090	$302	$74	$(131)	$245	$—	$131	$—	$2,466
High-speed data	745	74	21	(32)	63	—	46	(23)	831
Voice	196	—	6	—	6	—	15	—	217

Total Subscription	3,031	376	101	(163)	314	—	192	(23)	3,514
Advertising	178	21	9	(10)	20	—	10	—	208

Total revenues	3,209	397	110	(173)	334	—	202	(23)	3,722
Costs and expenses:
Costs of revenues(d)	1,495	247	41	(73)	215	—	104	(14)	1,800
Selling, general and administrative(d)	573	27	33	(39)	21	—	31	2	627
Merger-related and restructuring costs	22	—	—	—	—	—	—	—	22
Other, net	—	18	—	(18)	—	—	—	—	—

OIBDA	1,119	105	36	(43)	98	—	67	(11)	1,273
Depreciation	513	63	18	(27)	54	4	30	(9)	592
Amortization	56	10	1	(3)	8	12	1	5	82

Operating Income	$550	$32	$17	$(13)	$36	$(16)	$36	$(7)	$599

(a)	The Historical TWC column represents the results of the Legacy Systems for the three months ended September 30, 2006 and the results of the Acquired Systems for the two months following the closing of the Transactions on July 31, 2006.
(b)	The sum of the Subtotal of Net Acquired Systems column and the Pro Forma Adjustments—The Transactions column represents the results of the Acquired Systems for the one month prior to the closing of the Transactions on July 31, 2006.
(c)	The Consolidation of the Kansas City Pool column represents the results of the Kansas City Pool for the three months ended September 30, 2006.
(d)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
RECONCILIATION OF
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS—(Continued)
(Unaudited)

	Nine Months Ended September 30, 2006
						Pro Forma
			Comcast	Less Items	Subtotal of	Adjustments—	Consolidation	Pro Forma
	Historical	Historical	Historical	Not	Net Acquired	The	of the Kansas	Adjustments—	Pro Forma
	TWC(a)	Adelphia	Systems	Acquired	Systems(b)	Transactions(b)	City Pool(c)	TKCCP	TWC
	(in millions)
Revenues:
Subscription:
Video	$5,289	$2,089	$495	$(913)	$1,671	$—	$387	$—	$7,347
High-speed data	1,914	505	147	(228)	424	—	129	(62)	2,405
Voice	493	—	44	—	44	—	41	—	578

Total Subscription	7,696	2,594	686	(1,141)	2,139	—	557	(62)	10,330
Advertising	420	151	54	(62)	143	—	29	—	592

Total revenues	8,116	2,745	740	(1,203)	2,282	—	586	(62)	10,922
Costs and expenses:
Costs of revenues(d)	3,697	1,641	289	(660)	1,270	—	300	(37)	5,230
Selling, general and administrative(d)	1,456	204	238	(135)	307	—	91	15	1,869
Merger-related and restructuring costs	43	—	—	—	—	—	—	—	43
Other, net	—	47	9	(47)	9	—	—	—	9

OIBDA	2,920	853	204	(361)	696	—	195	(40)	3,771
Depreciation	1,281	443	124	(194)	373	21	88	(27)	1,736
Amortization	93	77	6	(21)	62	68	1	15	239

Operating Income	$1,546	$333	$74	$(146)	$261	$(89)	$106	$(28)	$1,796

(a)	The Historical TWC column represents the results of the Legacy Systems for the nine months ended September 30, 2006 and the results of the Acquired Systems for the two months following the closing of the Transactions on July 31, 2006.

(b)	The sum of the Subtotal of Net Acquired Systems column and the Pro Forma Adjustments—The Transactions column represents the results of the Acquired Systems for the seven months prior to the closing of the Transactions on July 31, 2006.

(c)	The Consolidation of the Kansas City Pool column represents the results of the Kansas City Pool for the nine months ended September 30, 2006.

(d)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. BASIS OF PRESENTATION
     On July 31, 2006, a subsidiary of Time Warner Cable Inc. (“TWC”), Time Warner NY Cable LLC (“TW NY”), and Comcast Corporation (together with its subsidiaries, “Comcast”) completed the acquisition of substantially all of the cable assets of Adelphia Communications Corporation (the “Adelphia Acquisition”), Comcast’s interests in TWC and Time Warner Entertainment Company, L.P. were redeemed (the “Redemptions”), and TW NY and Comcast exchanged certain cable systems (the “Exchange” and, together with the Adelphia Acquisition and the Redemptions, the “Transactions”). The cable systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including gains recognized on the transfers, have been reflected as discontinued operations for all periods presented.
     As previously disclosed, Texas and Kansas City Cable Partners, L.P. (“TKCCP”) was a 50-50 joint venture between a consolidated subsidiary of TWC (Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”)) and Comcast. On January 1, 2007, TKCCP distributed its assets to its partners. TWC received certain cable assets located in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the pool of assets consisting of the Houston cable systems (the “Houston Pool”), which served approximately 795,000 basic video subscribers as of December 31, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007. TKCCP was formally dissolved on May 15, 2007. For accounting purposes, TWC has treated the distribution of TKCCP’s assets as a sale of TWC’s 50% equity interest in the Houston Pool and as an acquisition of Comcast’s 50% equity interest in the Kansas City Pool. As a result of the sale of TWC’s 50% equity interest in the Houston Pool, TWC recorded a pretax gain of approximately $146 million in the first quarter of 2007, which is included as a component of other income, net, in the consolidated statement of operations for the nine months ended September 30, 2007.